                                                                    EXHIBIT 23.1

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

MercFuel, Inc.:

We consent to the use in this Registration Statement on Form S-1 of our report dated March 7, 2001, except as to note 12 for which the date is May 15, 2001, appearing in the Prospectus, which is a part of this Registration Statement.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of MercFuel, Inc. listed in Item 16(a). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Los Angeles, California

May 15, 2001